Exhibit 99.1

MEDIA CONTACT:	ANALYSTS CONTACT:
Melissa McHenry	Bette Jo Rozsa
Director, External Communications	Managing Director, Investor Relations
614/716-1120	614/716-2840
FOR IMMEDIATE RELEASE

AEP REPORTS 2016 FIRST-QUARTER EARNINGS; PERFORMANCE ON TRACK
DESPITE MILD WEATHER FOR THE QUARTER

•	First-quarter 2016 earnings $1.02 per share GAAP and operating

•	Company reaffirms 2016 operating earnings guidance range of $3.60 to $3.80 per share

•	Company committed to 4 to 6 percent operating earnings growth

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First Quarter ended March 31
	2016	2015	Variance
Revenue ($ in billions):	4.0	4.6	(0.6)
Earnings ($ in millions):
GAAP	501.2	629.2	(128.0)
Operating	501.2	624.8	(123.6)
EPS ($):
GAAP	1.02	1.29	(0.27)
Operating	1.02	1.28	(0.26)

EPS based on 491mm shares in 1Q 2016, 490mm shares in 1Q 2015.

COLUMBUS, Ohio, April 28, 2016 - American Electric Power (NYSE: AEP) today reported first-quarter 2016 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $501 million or $1.02 per share, compared with $629 million or $1.29 per share in first-quarter 2015. Operating earnings (GAAP earnings excluding special items) for first-quarter 2016 were the same as GAAP earnings, compared with first-quarter 2015 operating earnings of $625 million or $1.28 per share.

A full reconciliation of GAAP earnings with operating earnings for the quarter is included in the tables at the end of this news release.
“Our first-quarter earnings performance clearly demonstrates that our fundamental strategy is strong. Our investment in our regulated businesses kept us on track to achieve our earnings targets for this year, despite a warm winter that produced weak residential sales and low power prices,” said Nicholas K. Akins, AEP chairman, president and chief executive officer. “The first three months of 2016 were vastly different from a year ago. The unseasonably mild temperatures reduced earnings by 12 cents compared with last year. The warm winter and low natural gas prices also resulted in significantly lower power prices and sales volumes compared with the first quarter of 2015. However, these negative impacts were mitigated by the continued success of our transmission business and our ongoing regulatory strategy.
“Normalized load growth was essentially flat year over year. We had increases in commercial and industrial sales from a year ago, but those increases were offset by declines in residential sales which were down year over year because of job losses in the natural resources and mining sectors and energy efficiency gains. We are still seeing industrial growth from shale gas production and from sectors supporting the auto industry. Overall, we expect normalized load growth in 2016 to track slightly better than 2015,” Akins said.

EARNINGS GUIDANCE
Management reaffirmed its 2016 operating earnings guidance range of $3.60 to $3.80 per share. In providing operating earnings guidance, there could be differences between operating earnings and GAAP earnings for matters such as, but not limited to, impairments, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY OF RESULTS BY SEGMENT
$ in millions

GAAP Earnings	1Q 16	1Q 15	Variance
Vertically Integrated Utilities (a)	277.6	299.3	(21.7)
Transmission & Distribution Utilities (b)	108.0	97.2	10.8
AEP Transmission Holdco (c)	43.9	35.8	8.1
Generation & Marketing (d)	70.7	187.4	(116.7)
All Other (e)	1.0	9.5	(8.5)
Total GAAP Earnings	501.2	629.2	(128.0)

Operating Earnings	1Q 16	1Q 15	Variance
Vertically Integrated Utilities	277.6	299.3	(21.7)
Transmission & Distribution Utilities	108.0	97.2	10.8
AEP Transmission Holdco	43.9	35.8	8.1
Generation & Marketing	70.7	183.0	(112.3)
All Other	1.0	9.5	(8.5)
Total Operating Earnings	501.2	624.8	(123.6)
A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

a.	Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Co. of Oklahoma, Southwestern Electric Power and Wheeling Power.

b.	Includes Ohio Power, AEP Texas Central and AEP Texas North.

c.	Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures.

d.	Includes nonregulated generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO.

e.	Includes commercial barging operations in 2015.

Operating earnings from Vertically Integrated Utilities for first-quarter 2016 decreased $22 million compared with the same period in 2015. This reflects the impact of unseasonably mild temperatures, reduced margins from wholesale energy sales, higher operations and maintenance expenses, and an unfavorable change in a regulatory provision, partially offset by favorable rate outcomes.
Operating earnings from Transmission and Distribution Utilities for first-quarter 2016 increased $11 million compared with the same period in 2015, largely from favorable rate changes, partially offset by higher operations and maintenance expenses.
Operating earnings from AEP Transmission Holdco for first-quarter 2016 increased $8 million compared with the same period in 2015, largely because of increased transmission-related investment.
Operating earnings from Generation & Marketing for first-quarter 2016 decreased $112 million compared with the same period in 2015, primarily due to reduced capacity revenues and energy margins because of low power prices.

Operating earnings from All Other for first-quarter 2016 decreased $9 million compared with the same period in 2015, primarily from the disposition of our commercial barging operations in the fourth quarter of 2015.
WEBCAST
American Electric Power’s quarterly conference call with financial analysts and investors will be broadcast live over the Internet at 9 a.m. EDT today at http://www.aep.com/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/webcasts.
The call will be archived on http://www.aep.com/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.
American Electric Power is one of the largest electric utilities in the United States, delivering electricity and custom energy solutions to nearly 5.4 million customers in 11 states. AEP owns the nation’s largest electricity transmission system, a more than 40,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP also operates 223,000 miles of distribution lines. AEP ranks among the nation’s largest generators of electricity, owning approximately 31,000 megawatts of generating capacity in the U.S. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.
AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. The company’s operating earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide another representation of the company’s performance. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses operating earnings data internally to measure performance against budget and to report to AEP’s Board of Directors.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: the economic climate, growth or contraction within and changes in market demand and demographic patterns in AEP’s service territory; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load, customer growth and the impact of competition, including competition for retail customers; weather conditions, including storms and drought conditions, and AEP’s ability to recover significant storm restoration costs; the cost of fuel and its transportation, and the creditworthiness and performance of fuel suppliers and transporters; availability of necessary generating capacity and the performance of AEP’s generating plants; AEP’s ability to recover fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances, or additional regulation of fly ash and similar combustion products that could impact the continued operation, cost recovery, and/or profitability of AEP’s generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; a reduction in the federal statutory tax rate that could result in an accelerated return of deferred federal income taxes to customers; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP’s ability to constrain operation and maintenance costs; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity and other energy-related commodities; prices and demand for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing, alternative or distributed sources of generation; AEP’s ability to recover through rates or market prices any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for capacity and electricity, coal, and other energy-related commodities, particularly changes in the price of natural gas and capacity auction returns; changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP; the market for generation in Ohio and PJM and AEP’s ability to recover investments in its Ohio generation assets; AEP’s ability to successfully and profitably manage its competitive generation assets; including AEP's evaluation of strategic alternatives for these assets as some of the alternatives could result in a loss; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for Year-to-Date 2016
Reconciliation of GAAP to Operating Earnings

		2016
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		277.6	108.0	43.9	70.7	1.0	501.2	$1.02

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	—	—	—	—

Total Special Items		—	—	—	—	—	—	$—

Operating Earnings		277.6	108.0	43.9	70.7	1.0	501.2	$1.02

Financial Results for Year-to-Date 2015
Reconciliation of GAAP to Operating Earnings

		2015
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation and Marketing	Parent & All Other	Total	EPS
		($ millions)

GAAP Earnings		299.3	97.2	35.8	187.4	9.5	629.2	$1.29

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	(4.4)	—	(4.4)	(0.01)

Total Special Items		—	—	—	(4.4)	—	(4.4)	$(0.01)

Operating Earnings		299.3	97.2	35.8	183.0	9.5	624.8	$1.28

(a) Reflected in Revenues and Income Tax Expense.

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ended March 31
ENERGY & DELIVERY SUMMARY	2016	2015	Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	9,124	10,379	(12.1)%
Commercial	5,880	6,011	(2.2)%
Industrial	8,267	8,360	(1.1)%
Miscellaneous	541	548	(1.3)%
Total Retail	23,812	25,298	(5.9)%

Wholesale Electric (in millions of kWh): (a)	4,792	8,268	(42.0)%

Total KWHs	28,604	33,566	(14.8)%

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	6,241	7,266	(14.1)%
Commercial	5,787	5,915	(2.2)%
Industrial	5,498	5,280	4.1%
Miscellaneous	166	161	3.1%
Total Retail (b)	17,692	18,622	(5.0)%

Wholesale Electric (in millions of kWh): (a)	323	534	(39.5)%

Total KWHs	18,015	19,156	(6.0)%

(a) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.
(b) Represents energy delivered to distribution customers.